Exhibit 99.1

JDSU to Acquire Network Solutions Test Business from Agilent

Acquisition Targets Emerging LTE/4G Wireless Market

Milpitas, Calif., February 11, 2010—JDSU today announced that it has entered into a definitive agreement to acquire the Network Solutions communications test business of Agilent, including the unit’s innovative Long Term Evolution (LTE), or 4G, network verification and deployment products, for $165 million in cash. The parties expect to close the transaction, which is subject to receipt of customary regulatory approvals, in the June calendar quarter 2010.

The Agilent unit being acquired by JDSU had annual revenue for its fiscal year ending October 31, 2009 of $162 million from global sales of service assurance monitoring systems, drive test and protocol test instruments used by leading service providers and equipment manufacturers worldwide. JDSU expects the acquisition to be accretive to non-GAAP earnings per share on a quarterly basis and for the full fiscal year starting in fiscal 2011.

The acquisition significantly expands JDSU’s communications test position, including the emerging market for LTE/4G solutions required by the dozens of wireless service providers and network equipment manufacturers upgrading to this next-generation technology. LTE will provide much higher bandwidth to support mobile data and video applications on handsets, notebooks, portable readers and gaming devices. More than 50 wireless service providers worldwide have announced plans to deploy LTE, including such companies as AT&T, Bell Canada, China Telecom, China Mobile, T-Mobile Germany, NTT DoCoMo and Verizon Wireless. Test products are used throughout the LTE development, deployment and operational life-cycle.

“This acquisition establishes JDSU as a market leader in wireless test instruments and systems and enables us to provide customers with new innovative LTE solutions as they deploy this next-generation mobile data technology,” said Tom Waechter, president and chief executive officer of JDSU. “JDSU gains market-leading technology and a talented employee team that will fit well with JDSU’s customer-centric culture.”

The Agilent unit being acquired by JDSU has approximately 700 employees with business operations located in Colorado, the U.K., Singapore and Beijing.

New Product Lines for JDSU

With the acquisition, JDSU will broaden its wireless service assurance and instruments business with the addition of the following customer offerings:

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Service Assurance—Agilent’s wireless and wireline service assurance solutions are the market leader in helping service providers deploy services and manage and operate their networks for maximum reliability, efficiency and customer satisfaction.

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Protocol Analyzers—Agilent’s network protocol analyzers instruments are used both for lab and field testing by network equipment manufacturers and wireless service providers and support such protocols as WiMAX™, Bluetooth, 3G and emerging 4G/LTE networking technology. Test applications include: integration, interoperability, field trials, deployment, troubleshooting and operations.

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Wireless Drive Test—Agilent’s E6474A drive test network optimization platform and instruments are used by service providers to measure performance and to troubleshoot network coverage in support of all wireless technologies including LTE and WiMAX™.

JDSU Financial Analyst Call

JDSU will hold a financial analyst conference call today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss the acquisition. The call will be hosted by Tom Waechter, president and chief executive officer, and Dave Vellequette, chief financial officer. The call is available through a live audio broadcast via the Internet at www.jdsu.com/investors or by dialing 866-700-6979 within the U.S. and Canada or 617-213-8836 from abroad. The participant passcode is 49347980.

The webcast will also be archived on www.jdsu.com/investors. A telephonic playback of the conference call will be available following the call until Thursday, March 11, 2010. The replay can be accessed by calling 888-286-8010 within the U.S. and Canada and 617-801-6888 from abroad. The replay passcode is 53223548.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) enables broadband and optical innovation in the communications, commercial and consumer markets. JDSU is the leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. JDSU is also a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications. More information is available at http://www.jdsu.com/.

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Contacts

Press/Industry: Jim Monroe, +1 240-404-1922 or jim.monroe@jdsu.com

Investors: Michelle Levine, +1 408-546-4421 or michelle.levine@jdsu.com

Certain statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements include, but are not limited to any statement or implication that Agilent’s Network Solutions communications test operations, sales channels and business will be successfully incorporated into JDSU, or that Agilent’s Network Solutions communications test products described in this presentation (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations, business, and financial condition. These risks and uncertainties include the following, among other things: (a) our current visibility as to customer demand levels, future market growth and the timing, extent, location, requirements and nature of network build-outs and technology transitions, is extremely limited; (b) our ability to retain key employees within the Agilent business unit being acquired during the transition phase after the transaction closes; (c) our ability to integrate this new business into our Communications Test and Measurement business segment and corporate infrastructure without interruption to the operation of the business and while generating positive operating income; (d) the products may not (i) perform as expected without material defects, (ii) be manufactured at acceptable volumes, yields, and cost, (iii) be qualified and accepted by our customers, and (iv) successfully compete with products offered by our competitors, (e) anticipated synergies in product innovation and development and services may not materialize; and (f) factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements contained in this presentation are made as of the date hereof, and the Company does not assume any obligation to update or qualify any of the statements made herein.